Exhibit 16.2

March 25, 2011

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

On March 23, 2011, we were engaged as principal accountants for Rex Energy Corporation. We have read Rex Energy Corporation’s statements included under Item 4.01 of its Form 8-K dated March 25, 2011 and we agree with the statements included in the fifth, sixth and seventh paragraphs of Item 4.01 of the Form 8-K. We are not in a position to agree or disagree with the other statements included in Item 4.01 of the Form 8-K.

Very truly yours,

/s/ KPMG LLP
KPMG LLP